Exhibit 4.2

AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

This Amended and Restated Investors’ Rights Agreement (this “Agreement”) is made and entered into as of November 14, 2011, by and among Twitter, Inc., a Delaware corporation (the “Company”), and the persons and entities listed on Exhibit A attached hereto (the “Investors”).

A. Certain of the Investors (the “Existing Investors”) are holders of outstanding shares of the Company’s Series B Preferred Stock (the “Series B Stock”), Series C Preferred Stock (the “Series C Stock”), Series D Preferred Stock (the “Series D Stock”), Series E Preferred Stock (the “Series E Stock”) and/or Series F Preferred Stock (the “Series F Stock”) issued by the Company to such Existing Investors pursuant to a Series B Preferred Stock Purchase Agreement by and among the Company and the Existing Investors dated July 19, 2007, as amended from time to time (the “Series B Agreement”), a Series C Preferred Stock Purchase Agreement by and among the Company and the Existing Investors dated June 5, 2008, as amended from time to time (the “Series C Agreement”), a Series D Preferred Stock Purchase Agreement by and among the Company and the Existing Investors dated February 12, 2009, as amended from time to time (the “Series D Agreement”), a Series E Preferred Stock Purchase Agreement by and among the Company and the Existing Investors dated September 24, 2009, as amended from time to time (the “Series E Agreement”) and/or a Series F Preferred Stock Purchase Agreement by and among the Company and the Existing Investors dated December 14, 2010, as amended from time to time (the “Series F Agreement”), and have also been granted certain information and registration rights and rights of first refusal under an Amended and Restated Investors’ Rights Agreement by and among the Company and the Existing Investors dated December 14, 2010, as amended from time to time (the “Prior Rights Agreement”).

B. Certain of the Investors (the “Preferred Holders” and together with the Existing Investors, the “Prior Investors”) are holders of shares of Series C Stock and Series E Stock issued by the Company to such Preferred Holders pursuant to that certain Agreement and Plan of Reorganization by and among the Company, Eliot 1 Acquisition Corp, Eliot 2 Acquisition Corp. and Summize, Inc., dated as of July 11, 2008 (the “Summize Agreement”), and that certain Agreement and Plan of Reorganization by and among the Company, Mixer 1 Acquisition Corp., Mixer 2 Acquisition Corp and Mixer Labs, Inc., dated as of December 23, 2009 (the “Mixer Agreement” and together with the Summize Agreement, the “Acquisition Agreements”) and have been made party to the Prior Rights Agreement under that certain Adoption Agreement by and among the Company and certain former stockholders of Summize, Inc., dated as of July 11, 2008 and that certain Adoption Agreement by and among the Company, and certain former stockholders of Mixer Labs, Inc., dated as of December 23, 2009.

C. Certain Investors (the “Series G Investors”) have agreed to purchase shares of the Company’s Series G-1 Preferred Stock (the “Series G-1 Stock”) and the Company’s Series G-2 Preferred Stock (the “Series G-2 Stock” together with the Series G-1 Stock, the “Series G Stock”) pursuant to a certain Series G Preferred Stock Purchase Agreement by and among the Company and such Series G Investors dated July 25, 2011, as amended from time to time (the “Series G Agreement”). The Series G Agreement provides that, as a condition to the Series G Investors’

purchase of Series G Stock thereunder, the Company will enter into this Agreement and the Series G Investors will be granted the rights set forth herein. For purposes of this Agreement, the Series G Stock, Series B Stock, Series C Stock, Series D Stock, Series E Stock and Series F Stock are referred to collectively as the “Senior Stock”.

D. The Company and the Prior Investors desire to enter into this Agreement in order to amend, restate and replace their rights and obligations under the Prior Rights Agreement with the rights and obligations set forth in this Agreement. Section 5.2 of the Prior Rights Agreement provides that the Prior Rights Agreement may be amended by the written consent of the Company and the Prior Investors (and/or any of their permitted successors or assigns) holding a majority of Series B Stock, Series C Stock, Series D Stock, Series E Stock and/or Series F Stock and the undersigned parties to this Agreement hold a majority of Series B Stock, Series C Stock, Series D Stock, Series E Stock and/or Series F Stock.

NOW, THEREFORE, in consideration of the foregoing recitals and the mutual promises hereinafter set forth, the parties hereto agree as follows:

1. INFORMATION RIGHTS.

1.1 Basic Financial Information. The Company covenants and agrees that, commencing on the date of this Agreement, (i) with respect to any Investor or Investors, for so long as such Investor or, solely in the case of Investors purchasing shares of Series E Stock, Investors advised by a common investment adviser that in the aggregate hold, as adjusted for stock splits and combinations, 2,250,000 shares of Series B Stock issued under the Series B Agreement, 720,000 shares of Series C Stock issued under the Series C Agreement, 9,000,000 shares of Series D Stock issued under the Series D Agreement, 6,000,000 shares of Series E Stock issued under the Series E Agreement, 10,000,000 shares of Series F Stock issued under the Series F Agreement and/or 2,174,772 shares of Series G Stock issued under the Series G Agreement (a “Major Investor”) and/or the equivalent number (on an as-converted basis) of shares of Common Stock of the Company (the “Common Stock”) issued upon the conversion of such shares of Series B Stock, Series C Stock, Series D Stock, Series E Stock, Series F Stock or Series G Stock (the “Conversion Stock”) or (ii) solely with respect to Silicon Valley Bank (“SVB”), for so long as SVB holds that certain Warrant to Purchase Stock (the “Warrant”) issued pursuant to the terms of that certain Loan and Security Agreement, dated as of December 16, 2008, by and among the Company and SVB and/or any shares of Series C Stock or Conversion Stock, the Company will:

(a) Annual Reports; Capitalization. Upon request by a Major Investor or SVB, furnish to such Major Investor or SVB, as applicable, as soon as practicable and in any event within one hundred twenty (120) days after the end of each fiscal year of the Company, a consolidated Balance Sheet as of the end of such fiscal year, a consolidated Statement of Operations and a consolidated Statement of Cash Flows of the Company and its subsidiaries for such year, setting forth in each case in comparative form the figures from the Company’s previous fiscal year, and all such financial statements shall be audited and certified by independent public accountants of national standing and shall be accompanied by reports of such auditors. Upon request by a Major Investor, furnish to such Major Investor a summary of the Company’s capitalization and such Major Investor’s ownership interest in the Company.

(b) Quarterly Reports. Upon request by a Major Investor or SVB, furnish to such Major Investor or SVB, as applicable, as soon as practicable, and in any case within forty-five (45) days after the end of each fiscal quarter of the Company (except the last quarter of the Company’s fiscal year), quarterly unaudited financial statements, including an unaudited Balance Sheet and an unaudited Statement of Operations.

1.2 Confidentiality. Each Investor agrees that such Investor will keep confidential and will not disclose, divulge, or use for any purpose (other than to protect or monitor its investment in the Company) any confidential information obtained from the Company pursuant to the terms of this Agreement (including notice of the Company’s intention to file a registration statement), unless such confidential information (a) is known or becomes known to the public in general (other than as a result of a breach of this Section 1.2 by such Investor), (b) is or has been independently developed or conceived by the Investor without use of the Company’s confidential information, or (c) is or has been made known or disclosed to the Investor by a third party without a breach of any obligation of confidentiality such third party may have to the Company. Notwithstanding the foregoing, an Investor may disclose confidential information:

(a) to any of the Investor’s attorneys, accountants, consultants, and other professionals, to the extent necessary to obtain their services in connection with monitoring the Investor’s investment in the Company and if such professionals are obligated to maintain the confidentiality of the same;

(b) following written notice to the Company, to any prospective purchaser of any Registrable Securities from the Investor, if such prospective purchaser agrees to be bound by the provisions of this Section 1.2 and the Company’s Insider Trading Policy as amended from time to time in the same manner as-if such Investor or Stockholder were deemed an employee of the Company as defined in the Insider Trading Policy or substantially similar restrictions;

(c) as may otherwise be required by law, if the Investor promptly notifies the Company of such disclosure and takes reasonable steps to minimize the extent of any such required disclosure;

(d) in connection with the exercise of rights under this Agreement to the extent necessary to exercise such rights; or

(e) to its limited partners, general partners, shareholders (so long as such Investor is a privately held company), management company, and, solely in the case of Investors holding shares of Series E Stock and Series G Stock, its advisory or subadvisory clients, or to the attorneys thereof in order to protect and monitor their investment in the Company.

1.3 Inspection Rights. The Company shall permit each Major Investor, at such Major Investor’s expense, to visit and inspect the Company’s properties, to examine its books of account and records and to discuss the Company’s affairs, finances and accounts with its officers, all at such reasonable times as may be requested by such Investor.

1.4 Termination of Certain Rights. The Company’s obligations under Sections 1.1, 1.2 and 1.3 above will terminate (a) upon the closing of the Company’s initial public offering of Common Stock pursuant to an effective registration statement filed under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and (b) upon (1) the acquisition of all or substantially all the assets of the Company or (2) a reorganization, consolidation or merger (or similar transaction or series of transactions) of the Company with or into any other corporation or corporations in which the holders of the Company’s outstanding shares immediately before such transaction or series of related transactions do not, immediately after such transaction or series of related transactions, retain stock representing a majority of the voting power of the surviving corporation (or its parent corporation if the surviving corporation is wholly owned by the parent corporation) of such transaction or series of related transactions.

2. REGISTRATION RIGHTS.

2.1 Definitions. For purposes of this Section 2:

(a) Registration. The terms “register,” “registration” and “registered” refer to a registration effected by preparing and filing a registration statement in compliance with the Securities Act, and the declaration or ordering of effectiveness of such registration statement.

(b) Registrable Securities. The term “Registrable Securities” means:

(1) all the shares of Common Stock of the Company held by any Investor or any Investor’s permitted successors and assigns, including without limitation shares of Common Stock issued or issuable upon the conversion of any shares of Series B Stock issued under the Series B Agreement, any shares of Series C Stock issued under the Series C Agreement, any shares of Series D Stock issued under the Series D Agreement, any shares of Series E Stock issued under the Series E Agreement, any shares of Series F Stock issued under the Series F Agreement or any shares of Series G Stock issued under the Series G Agreement, as such agreements may hereafter be amended from time to time, that are now owned or may hereafter be acquired by any Investor or any Investor’s permitted successors and assigns;

(2) the shares of Common Stock of the Company issued or issuable upon conversion of any shares of Series C Stock outstanding upon the exercise of the Warrant (the “SVB Warrant Shares”);

(3) shares of Common Stock issued or issuable upon conversion of the Series E issued under the Mixer Agreement (the “Mixer Shares”) provided, however, that notwithstanding anything herein to the contrary, the Mixer Shares and any shares of Common Stock described in clause 3 of this Section 2.1(b) that are issued in respect to any Mixer Shares (which with the Mixer Shares are collectively hereinafter referred to as the “Mixer Excluded Shares”), shall not be Registrable Securities for purposes of Sections 2.2 or 3 of this Agreement;

(4) any shares of Common Stock of the Company issued (or issuable upon the conversion or exercise of any warrant, right or other security which is issued) as a dividend or other distribution with respect to, or in exchange for or in replacement of, all such shares of Common Stock described in clause (1) of this subsection (b); excluding in all cases, however, any Registrable Securities sold by a person in a transaction in which rights under this Section 2 are not assigned in accordance with this Agreement or any Registrable Securities with respect to which, pursuant to Section 2.11 hereof, the holders are no longer entitled to registration rights pursuant to Sections 2.2, 2.3 or 2.4 hereof; provided, however, that notwithstanding anything herein to the contrary, the SVB Warrant Shares and any shares of Common Stock described in clause 3 of this Section 2.1(b) that are issued in respect to any SVB Warrant Shares (which with the SVB Warrant Shares are collectively hereinafter referred to as the “SVB Excluded Shares”), shall not be Registrable Securities for purposes of Sections 2.2 or 3 of this Agreement.

(c) Registrable Securities Then Outstanding. The number of shares of “Registrable Securities then outstanding” shall mean the number of shares of Common Stock which are Registrable Securities that are then (1) issued and outstanding or (2) issuable pursuant to the exercise or conversion of then outstanding and then exercisable and qualifying options, warrants or convertible securities.

(d) Holder. The term “Holder” means any person owning of record Registrable Securities or any assignee of record of such Registrable Securities to whom rights set forth herein have been duly assigned in accordance with this Agreement; provided, however, that for purposes of this Agreement, a record holder of shares of Series B Stock, Series C Stock, Series D Stock, Series E Stock, Series F Stock or Series G Stock convertible into such Registrable Securities shall be deemed to be the Holder of such Registrable Securities; provided, further, that a holder of Mixer Excluded Shares or SVB Excluded Shares (as defined in Section 2.1(b)) shall not be a Holder with respect to such Mixer Excluded Shares or SVB Excluded Shares for purposes of Sections 2.2 or 3 of this Agreement and provided, further, that the Company shall in no event be obligated to register shares of Series B Stock, Series C Stock, Series D Stock, Series E Stock, Series F Stock or Series G Stock, and that Holders of Registrable Securities will not be required to convert their shares of Series B Stock, Series C Stock, Series D Stock, Series E Stock, Series F Stock or Series G Stock into Common Stock in order to exercise the registration rights granted hereunder, until immediately before the closing of the offering to which the registration relates. For the avoidance of doubt, no reference in Section 2.2 of this Agreement to a “Holder” or “Holders” shall include SVB.

(e) Form S-3. The term “Form S-3” means such form under the Securities Act as is in effect on the date hereof or any successor registration form under the Securities Act subsequently adopted by the SEC which permits inclusion or incorporation of substantial information by reference to other documents filed by the Company with the SEC.

(f) SEC. The term “SEC” or “Commission” means the U.S. Securities and Exchange Commission.

2.2 Demand Registration.

(a) Request by Holders. If the Company shall receive at any time after the earlier of fifth (5th) anniversary of the date of this Agreement, or one hundred eighty (180) days after the effective date of the Company’s initial public offering of its securities pursuant to a registration filed under the Securities Act, a written request from the Holders of at least a majority of the

Registrable Securities then outstanding that the Company file a registration statement under the Securities Act covering the registration of Registrable Securities pursuant to this Section 2.2, then the Company shall, within twenty (20) days after the receipt of such written request, give written notice of such request (the “Request Notice”) to all Holders, and use reasonable efforts to effect, as soon as practicable, the registration under the Securities Act of all Registrable Securities which Holders request to be registered and included in such registration by written notice given by such Holders to the Company within twenty (20) days after receipt of the Request Notice, subject only to the limitations of this Section 2; provided that the Registrable Securities requested by all Holders to be registered pursuant to such request must have an anticipated aggregate public offering price (before any underwriting discounts and commissions) of not less than Twenty Million Dollars ($20,000,000).

(b) Underwriting. If the Holders initiating the registration request under this Section 2.2 (the “Initiating Holders”) intend to distribute the Registrable Securities covered by their request by means of an underwriting, then they shall so advise the Company as a part of their request made pursuant to this Section 2.2 and the Company shall include such information in the written notice referred to in subsection 2.2(a). In such event, the right of any Holder to include his, her, or its Registrable Securities in such registration shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting (unless otherwise mutually agreed by a majority in interest of the Initiating Holders and such Holder) to the extent provided herein. All Holders proposing to distribute their securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriters selected for such underwriting by the Company and approved by a majority in interest of the Initiating Holders. Notwithstanding any other provision of this Section 2.2, if the underwriter(s) advise(s) the Company in writing that marketing factors require a limitation of the number of securities to be underwritten then the Company shall so advise all Holders of Registrable Securities that would otherwise be registered and underwritten pursuant hereto, and the number of Registrable Securities that may be included in the underwriting shall be reduced as required by the underwriter(s) and allocated among the Holders of Registrable Securities on a pro rata basis according to the number of Registrable Securities then outstanding held by each Holder requesting registration (including the Initiating Holders); provided, however, that the number of shares of Registrable Securities to be included in such underwriting and registration shall not be reduced unless all other securities of the Company are first entirely excluded from the underwriting and registration; and provided further, that in no event shall the amount of securities of the Holders be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Company’s initial public offering (in which case there is no such minimum limit). Any Registrable Securities excluded and withdrawn from such underwriting shall be withdrawn from the registration.

(c) Maximum Number of Demand Registrations. The Company is obligated to effect only two (2) such registrations pursuant to this Section 2.2. For purposes of calculating the number of registrations effected under this subsection 2.2(c), a registration shall only be deemed to have been effected if: (i) the registration statement filed by the Company pursuant to Section 2.2 is declared effective by the SEC and the Company thereafter complies in all material respects with its obligations under Section 2.5 with respect to such registration, and (ii) all Registrable Securities requested to be registered pursuant to Section 2.2(a) have been registered.

(d) Deferral. Notwithstanding the foregoing, if the Company shall furnish to Holders requesting the filing of a registration statement pursuant to this Section 2.2, a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such registration statement to be filed and it is therefore essential to defer the filing of such registration statement, then the Company shall have the right to defer such filing for a period of not more than one hundred twenty (120) days after receipt of the request of the Initiating Holders; provided, however, that the Company may not utilize this right more than once in any twelve (12) month period and provided further that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered).

(e) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.2, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders not to exceed $25,000, which may be counsel for the Company (but excluding underwriters’ discounts and commissions), shall be borne by the Company. Each Holder participating in a registration pursuant to this Section 2.2 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it is declared effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering. Notwithstanding the foregoing, the Company shall not be required to pay for any expenses of any registration proceeding begun pursuant to this Section 2.2 if the registration request is subsequently withdrawn at the request of the Holders of a majority of the Registrable Securities to be registered, unless the Holders of a majority of the Registrable Securities then outstanding agree to forfeit their right to one (1) demand registration pursuant to this Section 2.2 (in which case such right shall be forfeited by all Holders of Registrable Securities); provided, further, however, that if at the time of such withdrawal, the Holders have learned of a material adverse change in the condition, business, or prospects of the Company not known to the Holders at the time of their request for such registration and have withdrawn their request for registration with reasonable promptness after learning of such material adverse change, then the Holders shall not be required to pay any of such expenses and shall retain their demand registration rights pursuant to this Section 2.2.

2.3 Piggyback Registrations. The Company shall notify all Holders of Registrable Securities in writing at least thirty (30) days prior to filing any registration statement under the Securities Act for purposes of effecting a public offering of securities of the Company (including, but not limited to, registration statements relating to secondary offerings of securities of the Company, but excluding registration statements relating to any registration under Section 2.2 or Section 2.4 of this Agreement or to any employee benefit plan or a corporate reorganization or other transaction covered by Rule 145 promulgated under the Securities Act, or a registration on any registration form which does not permit secondary sales or does not include substantially the same information as would be required to be included in a registration statement covering the sale of Registrable Securities,) and will afford each such Holder an opportunity to include in such registration statement all or any part of the Registrable Securities then held by such Holder. Each Holder desiring to include in any such registration statement all or any part of the Registrable Securities held by such Holder shall, within twenty (20) days after receipt of the above-described notice from the Company, so notify the Company in writing, and in such notice shall inform the Company of the number of Registrable Securities such Holder wishes to include in such registration statement. If a Holder decides not to include all of its Registrable Securities in any registration statement thereafter filed by the Company, such Holder shall nevertheless continue to have the right to include any Registrable Securities in any subsequent registration statement or registration statements as may be filed by the Company with respect to offerings of its securities, all upon the terms and conditions set forth herein.

(a) Underwriting. If a registration statement under which the Company gives notice under this Section 2.3 is for an underwritten offering, then the Company shall so advise the Holders of Registrable Securities. In such event, the right of any such Holder’s Registrable Securities to be included in a registration pursuant to this Section 2.3 shall be conditioned upon such Holder’s participation in such underwriting and the inclusion of such Holder’s Registrable Securities in the underwriting to the extent provided herein. All Holders proposing to distribute their Registrable Securities through such underwriting shall enter into an underwriting agreement in customary form with the managing underwriter or underwriter(s) selected for such underwriting. Notwithstanding any other provision of this Agreement, if the managing underwriter determine(s) in good faith that marketing factors require a limitation of the number of shares to be underwritten, then the managing underwriter(s) may exclude shares (including Registrable Securities) from the registration and the underwriting, and the number of shares that may be included in the registration and the underwriting shall be allocated, first, to the Company, second to Holders requesting inclusion of their Registrable Securities in such registration statement on a pro rata basis based on the number of Registrable Securities each such Holder has requested to be included in the registration, provided, however, in no event shall the amount of securities of the Holders be reduced below thirty percent (30%) of the total amount of securities included in such offering, unless such offering is the Company’s initial public offering (in which case there is no such minimum limit). If any Holder disapproves of the terms of any such underwriting, such Holder may elect to withdraw therefrom by written notice, given in accordance with Section 6.1 hereof, to the Company and the underwriter, delivered at least twenty (20) days prior to the effective date of the registration statement. Any Registrable Securities excluded or withdrawn from such underwriting shall be excluded and withdrawn from the registration. For any Holder that is a partnership or corporation, the partners, retired partners and stockholders of such Holder, or the estates and family members of any such partners and retired partners and any trusts for the benefit of any of the foregoing persons shall be deemed to be a single “Holder,” and any pro rata reduction with respect to such “Holder” shall be based upon the aggregate amount of shares carrying registration rights owned by all entities and individuals included in such “Holder,” as defined in this sentence.

(b) Expenses. All expenses incurred in connection with a registration pursuant to this Section 2.3, including without limitation all registration and qualification fees, printers’ and accounting fees, fees and disbursements of counsel for the Company, and the reasonable fees and disbursements of one counsel for the selling Holders not to exceed $25,000, which may be counsel for the Company (but excluding underwriters’ discounts and commissions), shall be borne by the Company. All underwriting discounts, selling commissions and stock transfer taxes applicable to the sale of the Registrable Securities hereunder shall be borne and paid by the Holders pro rata based on the number of Registrable Securities registered on their behalf.

2.4 Form S-3 Registration. In case the Company shall receive from (i) any Holder or Holders of at least ten percent (10%) of Registrable Securities then outstanding or (ii) entities affiliated with Insight Venture Partners (“Insight”) for so long as Insight holds at least 9,000,000 shares (as may be subsequently adjusted for splits, dividends or other similar recapitalizations) of Series E Stock, a written request or requests that the Company effect a registration on Form S-3 (or any comparable successor form) and any related qualification or compliance with respect to all or a part of the Registrable Securities owned by such Holder or Holders, then the Company will do the following:

(a) Notice. Promptly give written notice of the proposed registration and the Holder’s or Holders’ request therefor, and any related qualification or compliance, to all other Holders of Registrable Securities.

(b) Registration. As soon as practicable, effect such registration and all such qualifications and compliances as may be so requested and as would permit or facilitate the sale and distribution of all or such portion of such Holder’s or Holders’ Registrable Securities as are specified in such request, together with all or such portion of the Registrable Securities of any other Holder or Holders joining in such request as are specified in a written request given within twenty (20) days after receipt of such written notice from the Company; provided, however, that the Company shall not be obligated to effect any such registration, qualification or compliance pursuant to this Section 2.4:

(1) if Form S-3 is not available for such offering;

(2) if the Holders, together with the holders of any other securities of the Company entitled to inclusion in such registration, propose to sell Registrable Securities and such other securities (if any) at an aggregate price to the public of less than Five Million Dollars ($5,000,000);

(3) if the Company shall furnish to the Holders a certificate signed by the President or Chief Executive Officer of the Company stating that in the good faith judgment of the Board of Directors of the Company, it would be seriously detrimental to the Company and its stockholders for such Form S-3 Registration to be effected at such time, in which event the Company shall have the right to defer the filing of the Form S-3 registration statement no more than once during any twelve (12) month period for a period of not more than one hundred twenty (120) days after receipt of the request of the Holder or Holders under this Section 2.4 provided that the Company shall not register any securities for the account of itself or any other stockholder during such one hundred twenty (120) period (other than a registration relating solely to the sale of securities of participants in a Company stock plan, a registration relating to a corporate reorganization or transaction under Rule 145 of the Act, a registration on any form that does not include substantially the same information as would be required to be included in a registration statement covering the sale of the Registrable Securities, or a registration in which the only Common Stock being registered is Common Stock issuable upon conversion of debt securities that are also being registered);

(4) if the Company has, within the twelve (12) month period preceding the date of such request, already effected two (2) registrations on Form S-3 for the Holders pursuant to this Section 2.4; or

(5) in any particular jurisdiction in which the Company would be required to qualify to do business or to execute a general consent to service of process in effecting such registration, qualification or compliance.

(c) Expenses. Subject to the foregoing, the Company shall file a Form S-3 registration statement covering the Registrable Securities and other securities so requested to be registered pursuant to this Section 2.4 as soon as practicable after receipt of the request or requests of the Holders for such registration. The Company shall pay all expenses incurred in connection with the first registration requested pursuant to this Section 2.4, (excluding underwriters’ or brokers’ discounts and commissions), including without limitation all filing, registration and qualification fees, printers’ and accounting fees, and the reasonable fees and disbursements of one (1) counsel for the selling Holder or Holders (not to exceed $25,000) and counsel for the Company. Each Holder participating in a registration pursuant to this Section 4 shall bear such Holder’s proportionate share (based on the number of shares sold by such Holder over the total number of shares included in such registration at the time it goes effective) of all discounts, commissions or other amounts payable to underwriters or brokers in connection with such offering.

(d) Not Demand Registration. Form S-3 registrations shall not be deemed to be demand registrations as described in Section 2.2 above.

2.5 Obligations of the Company. Whenever required to effect the registration of any Registrable Securities under this Agreement, the Company shall, subject to the provisions of Section 2.5(j) below, as expeditiously as reasonably possible:

(a) Prepare and file with the SEC a registration statement with respect to such Registrable Securities and use reasonable efforts to cause such registration statement to become effective, and, upon the request of the Holders of a majority of the Registrable Securities registered thereunder, keep such registration statement effective for up to ninety (90) days.

(b) Prepare and file with the SEC such amendments and supplements to such registration statement and the prospectus used in connection with such registration statement as may be necessary to comply with the provisions of the Securities Act with respect to the disposition of all securities covered by such registration statement and, in connection with any registration on Form S-3 pursuant to Section 2.4 above, use reasonable, diligent efforts to timely file all reports required under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), in order to maintain the right to continue to use such Form and to maintain such registration in effect.

(c) Furnish to the Holders such number of copies of a prospectus, including a preliminary prospectus, in conformity with the requirements of the Securities Act, and such other documents as they may reasonably request in order to facilitate the disposition of the Registrable Securities owned by them that are included in such registration.

(d) Use reasonable efforts to register and qualify the securities covered by such registration statement under such other securities or Blue Sky laws of such jurisdictions as shall be reasonably requested by the Holders, provided that the Company shall not be required in connection therewith or as a condition thereto to qualify to do business or to file a general consent to service of process in any such states or jurisdictions.

(e) In the event of any underwritten public offering, enter into and perform its obligations under an underwriting agreement, in usual and customary form, with the managing underwriter(s) of such offering. Each Holder participating in such underwriting hereby agrees to also enter into and perform its obligations under such an agreement.

(f) Notify each Holder of Registrable Securities covered by such registration statement at any time when a prospectus relating thereto is required to be delivered under the Securities Act of the happening of any event as a result of which the prospectus included in such registration statement, as then in effect, includes an untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing. The Company will use reasonable efforts to amend or supplement such prospectus in order to cause such prospectus not to include any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances then existing.

(g) Furnish, at the request of any Holder requesting registration of Registrable Securities, on the date that such Registrable Securities are delivered to the underwriters for sale, if such securities are being sold through underwriters, or, if such securities are not being sold through underwriters, on the date that the registration statement with respect to such securities becomes effective, (i) an opinion, dated as of such date, of the counsel representing the Company for the purposes of such registration, in form and substance as is customarily given to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities and (ii) a “comfort” letter dated as of such date, from the independent certified public accountants of the Company, in form and substance as is customarily given by independent certified public accountants to underwriters in an underwritten public offering and reasonably satisfactory to a majority in interest of the Holders requesting registration, addressed to the underwriters, if any, and to the Holders requesting registration of Registrable Securities.

(h) Cause all such Registrable Securities registered pursuant to this Agreement to be listed on each securities exchange or over-the-counter market on which similar securities issued by the Company are then listed, if applicable.

(i) Provide a transfer agent and registrar for such Registrable Securities registered pursuant to this Agreement and a CUSIP number for all such Registrable Securities, in each case not later than the effective date of such registration.

(j) Notwithstanding any other provision of this Agreement, from and after the time a registration statement filed under this Section 2 covering Registrable Securities is declared effective, the Company shall have the right to suspend the registration statement and the related prospectus in order to prevent premature disclosure of any material non-public information related to corporate developments by delivering notice of such suspension to the Holders, provided, however, that the Company may exercise the right to such suspension only once in any 12-month period and for a period not to exceed 90 days. From and after the date of a notice of suspension under this Section 2.5(j), each Holder agrees not to use the registration statement or the related prospectus for resale of any Registrable Security until the earlier of (1) notice from the Company that such suspension has been lifted or (2) the 90th day following the giving of the notice of suspension. Any such suspension shall extend the 180-day period referred to in Section 2.5 for a period equal to the time of such suspension.

2.6 Furnish Information. It shall be a condition precedent to the obligations of the Company to take any action pursuant to Sections 2.2, 2.3 or 2.4 that the selling Holders shall furnish to the Company such information regarding themselves, the Registrable Securities held by them, and the intended method of disposition of such securities as shall be required to timely effect the registration of their Registrable Securities.

2.7 Delay of Registration. No Holder shall have any right to obtain or seek an injunction restraining or otherwise delaying any such registration as the result of any controversy that might arise with respect to the interpretation or implementation of this Section 2.

2.8 Indemnification. In the event any Registrable Securities are included in a registration statement under Sections 2.2, 2.3 or 2.4:

(a) By the Company. To the extent permitted by law, the Company will indemnify and hold harmless each Holder, the partners, shareholders, officers and directors of each Holder; legal counsel and accountants for each Holder; any underwriter (as defined in the Securities Act) for such Holder and each person, if any, who controls such Holder or underwriter within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages, or liabilities (joint or several) to which they may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively, the “Violations” and, individually, a “Violation”):

(1) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein, any free-writing prospectus as defined in Rule 405 promulgated under the Securities Act or any amendments or supplements thereto; or

(2) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading; or

(3) any violation or alleged violation by the Company of the Securities Act, the Exchange Act, any federal or state securities law or any rule or regulation promulgated under the Securities Act, the Exchange Act or any federal or state securities law in connection with the offering covered by such registration statement.

The Company will reimburse each such Holder, partner, shareholder, officer or director, underwriter or controlling person, or other aforementioned person for any legal or other expenses reasonably incurred by them, within three months after a request for reimbursement has been received by the Company, in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Company (which consent shall not be unreasonably withheld or delayed), nor shall the Company be liable in any such case for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation which occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Holder, partner, shareholder, officer, director, underwriter or controlling person of such Holder.

(b) By Selling Holders. To the extent permitted by law, each selling Holder will indemnify and hold harmless the Company, each of its directors, each of its officers who have signed the registration statement, each person, if any, who controls the Company within the meaning of the Securities Act, any underwriter and any other Holder selling securities under such registration statement or any of such other Holder’s partners, shareholders, directors or officers or any person who controls such Holder within the meaning of the Securities Act or the Exchange Act, against any losses, claims, damages or liabilities (joint or several) to which the Company or any such director, officer, controlling person, underwriter or other such Holder, partner, shareholder or director, officer or controlling person of such other Holder may become subject under the Securities Act, the Exchange Act or other federal or state law, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Holder expressly for use in connection with such registration. Each such Holder will reimburse any legal or other expenses reasonably incurred by the Company or any such director, officer, controlling person, underwriter or other Holder, partner, shareholder, officer, director or controlling person of such other Holder in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 2.8(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Holder, which consent shall not be unreasonably withheld; and provided further, that the total amounts payable in indemnity by a Holder under this Section 2.8(b) in respect of any Violation shall not exceed the net proceeds received by such Holder in the registered offering out of which such Violation arises.

(c) Notice. Promptly after receipt by an indemnified party under this Section 2.8 of notice of the commencement of any action (including any governmental action), such indemnified party will, if a claim in respect thereof is to be made against any indemnifying party under this Section 2.8, deliver to the indemnifying party a written notice of the commencement thereof. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an indemnified party shall have the right to retain its own counsel, with the fees and expenses to be paid by the indemnifying party, if representation of such indemnified party by the counsel retained by the indemnifying party would be inappropriate due to actual or potential conflict of interests between such indemnified party and any other party represented by such counsel in such proceeding. The failure to deliver written notice to the indemnifying party within a reasonable time of the commencement of any such action, if prejudicial to its ability to defend such action, shall relieve such indemnifying party of any liability to the indemnified party under this Section 2.8, but the omission so to deliver written notice to the indemnifying party will not relieve it of any liability that it may have to any indemnified party otherwise than under this Section 2.8.

(d) Contribution. If the indemnification provided for in this Section 2.8 is held by a court of competent jurisdiction to be unavailable to an indemnified party with respect to any loss, liability, claim, damage or expense referred to herein, then the indemnifying party, in lieu of indemnifying the indemnified party, shall contribute to the amount paid or payable by such indemnified party with respect to such loss, liability, claim, damage or expense in the proportion that is appropriate to reflect the relative fault of the indemnifying party and the indemnified party in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the indemnifying party and the indemnified party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of material fact or the omission to state a material fact relates to information supplied by the indemnifying party or by the indemnified party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such statement or omission. In any such case, (A) no such Holder will be required to contribute any amount in excess of the net proceeds of all such Registrable Securities offered and sold by such Holder pursuant to such registration statement; and (B) no person or entity guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) will be entitled to contribution from any person or entity who was not guilty of such fraudulent misrepresentation.

(e) Survival. The obligations of the Company and Holders under this Section 2.8 shall survive the completion of any offering of Registrable Securities in a registration statement, and otherwise.

2.9 “Market Stand-Off” Agreement. Each Holder hereby agrees that it shall not, to the extent requested by the Company or an underwriter of securities of the Company, sell or otherwise transfer or dispose of any Registrable Securities (other than to donees or partners or shareholders of the Holder who agree to be similarly bound) for up to one hundred eighty (180) days following the effective date of the Company’s initial registration statement filed under the Securities Act; provided, however that, so long as required under the rules of FINRA, if during the last 17 days of the restricted period the Company issues an earnings release or material news or a material event relating to the Company occurs, or prior to the expiration of the restricted period the Company announces that it will release earnings results during the 16-day period beginning on the last day of the restricted period, and if the Company’s securities are listed on the Nasdaq Stock Market and the applicable FINRA rule applies, then the restrictions imposed by this Section 2.9 shall continue to apply until the expiration of the 18-day period beginning on the issuance of the earnings release or the occurrence of the material news or material event. In no event will the restricted period extend beyond 215 days after the effective date of the registration statement. The market stand-off agreement set forth above will not apply unless all executive officers and directors of the Company then holding Common Stock of the Company and all employee shareholders holding in the aggregate at least 1% of the total equity of the Company enter into similar agreements and that any discretionary waiver or termination of the restrictions of such agreements by the Company or representatives of the underwriters shall apply to Major Investors, pro rata, based on the number of shares held by each such party. The foregoing provisions of this Section 2.9 shall not apply to the sale of any shares to an underwriter pursuant to an underwriting agreement. With respect solely to entities advised, managed or similarly affiliated with T. Rowe Price Associates, Inc. and Morgan Stanley Investment Management, this Section 2.9 shall not prohibit any purchase of shares of Common Stock by such entities in the Company’s initial public offering or secondary market or the sale of Common Stock that was purchased in the open market following such initial public offering.

For purposes of this Section 2.9, the term “Company” shall include any wholly-owned subsidiary of the Company into which the Company merges or consolidates. In order to enforce the foregoing covenant, the Company shall have the right to place restrictive legends on the certificates representing the shares subject to this Section and to impose stop transfer instructions with respect to the Registrable Securities (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period. Each Holder further agrees to enter into any agreement reasonably required by the underwriters to implement the foregoing within any reasonable timeframe so requested.

2.10 Rule 144 Reporting. With a view to making available the benefits of certain rules and regulations of the Commission which may at any time permit the sale of the Registrable Securities to the public without registration, after such time as a public market exists for the Common Stock of the Company, the Company agrees to:

(a) Make and keep public information available, as those terms are understood and defined in Rule 144 under the Securities Act, at all times after the effective date of the first registration under the Securities Act filed by the Company for an offering of its securities to the general public;

(b) Use reasonable, diligent efforts to file with the Commission in a timely manner all reports and other documents required of the Company under the Securities Act and the Exchange Act (at any time after it has become subject to such reporting requirements); and

(c) So long as a Holder owns any Registrable Securities, to furnish to the Holder forthwith upon request a written statement by the Company as to its compliance with the reporting requirements of said Rule 144 (at any time after ninety (90) days after the effective date of the first registration statement filed by the Company for an offering of its securities to the general public), and of the Securities Act and the Exchange Act (at any time after it has become subject to the reporting requirements of the Exchange Act), a copy of the most recent annual or quarterly report of the Company, and such other reports and documents of the Company as a Holder may reasonably request in availing itself of any rule or regulation of the Commission allowing a Holder to sell any such securities without registration (at any time after the Company has become subject to the reporting requirements of the Exchange Act).

2.11 Termination of the Company’s Obligations. The Company shall have no obligations pursuant to Sections 2.2 through 2.4 with respect to: (a) any request or requests for registration made by any Holder on a date more than five (5) years after the closing date of the Company’s Qualified Initial Public Offering (as defined in the Company’s Restated Certificate of Incorporation, as such may be amended or restated from time to time (the “Restated Charter”); or (b) any Registrable Securities proposed to be sold by a Holder in a registration pursuant to Section 2.2, 2.3 or 2.4 if, in the opinion of counsel to the Company, all such Registrable Securities proposed to be sold by a Holder may be sold in any three (3) month period without registration under the Securities Act pursuant to Rule 144 under the Securities Act.

2.12 Limitations on Subsequent Registration Rights. From and after the date of this Agreement, the Company shall not, without the prior written consent of the Holders of a majority of the Registrable Securities then outstanding, enter into any agreement with any holder or prospective holder of any securities of the Company that would provide to such holder the right to include securities in any registration on other than either a pro rata basis with respect to the Registrable Securities or on a subordinate basis after all Holders have had the opportunity to include in the registration and offering all shares of Registrable Securities that they wish to so include.

3. RIGHT OF FIRST REFUSAL.

3.1 General. If the Company proposes to offer or sell any “New Securities” (as defined in Section 3.2) that the Company may from time to time issue after the date of this Agreement, the Company shall first offer such New Securities to each Major Investor. A Major Investor shall be entitled to purchase such Major Investor’s Pro Rata Share (as defined below), provided, however, such Major Investor shall have no right to purchase any such New Securities if such Major Investor cannot demonstrate to the Company’s reasonable satisfaction that such Major Investor is at the time of the proposed issuance of such New Securities an “accredited investor” as such term is defined in Regulation D under the Securities Act. A Major Investor’s “Pro Rata Share” for purposes of this right of first refusal is the ratio of (a) the number of Registrable Securities as to which such Major Investor is the Holder (and/or is deemed to be the Holder under Section 2.1(d)), to (b) a number of shares of Common Stock of the Company equal to the sum of (1) the total number of shares of Common Stock of the Company then outstanding plus (2) the total number of shares of Common Stock of the Company into which all then outstanding shares of Preferred Stock of the Company are then convertible plus (3) the number of shares of Common Stock of the Company reserved for issuance under any stock purchase and stock option plans of the Company and outstanding warrants. A Major Investor shall be entitled to apportion the right of first offer hereby granted to it among itself and its partners, stockholders (so long as such Major Investor is a privately held company) and affiliated entities (including without limitation in the case of a venture fund or similar investment vehicle, any other venture capital fund or investment vehicle affiliated or under common investment management with that fund or vehicle) in such proportions at it deems appropriate.

3.2 New Securities. “New Securities” shall mean any Common Stock or Preferred Stock of the Company, whether now authorized or not, and rights, options or warrants to purchase such Common Stock or Preferred Stock, and securities of any type whatsoever that are, or may become, convertible or exchangeable into such Common Stock or Preferred Stock; provided, however, that the term “New Securities” does not include:

(a) shares of Common Stock issued or issuable upon conversion of the outstanding shares of all the series of the Preferred Stock;

(b) shares of Common Stock (or options, warrants or rights therefor) granted or issued hereafter to employees, officers, directors, contractors, consultants or advisers to, the Company or any Subsidiary pursuant to incentive agreements, stock purchase or stock option plans, stock bonuses or awards, warrants, contracts or other arrangements that are approved by a majority of the Board of Directors;

(c) shares of the Company’s Common Stock or Preferred Stock (and/or options or warrants therefor) issued or issuable other than primarily for equity financing purposes to parties that are (i) strategic partners investing in connection with a commercial relationship with the Company or (ii) providing the Company with equipment leases, real property leases, loans, credit lines, guaranties of indebtedness, cash price reductions or similar transactions, under arrangements, in each case, approved by a majority of the Board of Directors;

(d) shares of Common Stock or Preferred Stock issued pursuant to the bona fide business acquisition of another corporation or entity by the Company by consolidation, merger, purchase of all or substantially all of the assets, or other reorganization in which the Company acquires, in a single transaction or series of related transactions, all or substantially all of the assets of such other corporation or entity or fifty percent (50%) or more of the voting power of such other corporation or entity or fifty percent (50%) or more of the equity ownership of such other entity; provided that such transaction or series of transactions has been approved by the Company’s Board of Directors;

(e) shares of Series G Stock issued under the Series G Agreement, as such agreement may be amended;

(f) shares of Common Stock or Preferred Stock issuable upon exercise of any options, warrants or rights to purchase any securities of the Company outstanding as of the date of this Agreement and any securities issuable upon the conversion thereof;

(g) shares of the Company’s Common Stock or Preferred Stock issued in connection with any stock split or stock dividend or recapitalization; and

(h) shares of the Company’s Common Stock issued or issuable by the Company to the public pursuant to a registration statement filed under the Securities Act.

For purposes of this Section 3.2 only, “Preferred Stock” shall include the Company’s Class A Junior Preferred Stock.

3.3 Procedures. In the event that the Company proposes to undertake an issuance of New Securities, it shall give to each Major Investor a written notice of its intention to issue New Securities (the “Notice”), describing the type of New Securities and the price and the general terms upon which the Company proposes to issue such New Securities given in accordance with Section 6.1 hereof. Each Major Investor shall have thirty (30) days from the date such Notice is effective, as determined pursuant to Section 6.1 hereof based upon the manner or method of notice, to agree in writing to purchase such Major Investor’s Pro Rata Share of such New Securities for the price and upon the general terms specified in the Notice by giving written notice to the Company and stating therein the quantity of New Securities to be purchased (not to exceed such Major Investor’s Pro Rata Share). If any Major Investor fails to so agree in writing within such thirty (30) day period to purchase such Major Investor’s full Pro Rata Share of an offering of New Securities (a “Nonpurchasing Holder”), then such Nonpurchasing Holder shall forfeit the right hereunder to purchase that part of his Pro Rata Share of such New Securities that he, she or it did not so agree to purchase and the Company shall promptly give each Major Investor who has timely agreed to purchase his full Pro Rata Share of such offering of New Securities (a “Purchasing Holder”) written notice of the failure of any Nonpurchasing Holder to purchase such Nonpurchasing Holder’s full Pro Rata Share of such offering of New Securities (the “Overallotment Notice”). Each Purchasing Holder shall have a right of overallotment such that such Purchasing Holder may agree to purchase all (or any part) of the Nonpurchasing Holders’ unpurchased Pro Rata Shares of such offering, according to the relative Pro Rata Shares of the Purchasing Holders electing to purchase such overallotment shares, at any time within ten (10) days after the date the Overallotment Notice is effective pursuant to Section 6.1.

3.4 Failure to Exercise. In the event that the Major Investors fail to exercise in full the right of first refusal within such thirty (30) plus ten (10) day period, then the Company shall have ninety (90) days thereafter to sell the New Securities with respect to which the Major Investors’ rights of first refusal hereunder were not exercised, at a price and upon general terms not materially more favorable to the purchasers thereof than specified in the Company’s Notice to the Major Investors. In the event that the Company has not issued and sold the New Securities within such ninety (90) day period, then the Company shall not thereafter issue or sell any New Securities without again first offering such New Securities to the Major Investors pursuant to this Section 3.

3.5 Termination. This right of first refusal and the covenants set forth in Section 4 herein, shall terminate (a) immediately before the closing of the first underwritten sale of Common Stock of the Company to the public pursuant to a registration statement filed with, and declared effective by, the SEC under the Securities Act, covering the offer and sale of Common Stock to the public or (b) upon a Deemed Liquidation Event (as defined in the Restated Charter).

4. COVENANTS OF THE COMPANY. The Company covenants and agrees that on and after the date hereof, and except as otherwise approved by the Board of Directors or the Compensation Committee of the Board of Directors, as applicable:

4.1 Common Stock Vesting. All Common Stock of the Company (including, without limitation, Common Stock issued or issuable upon the exercise of options for Common Stock) shall vest as follows: after twelve (12) months of continuous employment or service, twenty five percent (25%) will vest, and the remainder will vest in equal monthly installments over the following thirty six (36) months of continuous employment or service thereafter.

4.2 Insurance. The Company shall purchase and maintain a key-man life insurance policy in an amount approved by the Board of Directors, with the Company designated as beneficiary, on the lives of each person designated by the Board of Directors for so long as they continue to provide services to the Company.

4.3 Board Matters. The Board of Directors of the Company shall meet upon such schedule as agreed by the Board of Directors. The Company shall reimburse the outside directors for all reasonable out-of-pocket travel expenses incurred in connection with attending meetings of the Board of Directors. The Company will obtain and maintain in full force and effect Director and Officer Insurance with a carrier and in an amount satisfactory to the Board of Directors.

4.4 Employee Agreements. The Company will cause (i) each person now or hereafter employed by it or by any subsidiary (or engaged by the Company or any subsidiary as a consultant/independent contractor) with access to confidential information and/or trade secrets to enter into a nondisclosure and proprietary rights assignment agreement and (ii) each executive-level employee (including division director and vice president-level positions) to enter into a one (1) year nonsolicitation agreement, substantially in the form approved by the Board of Directors.

5. ASSIGNMENT AND AMENDMENT.

5.1 Assignment. Notwithstanding anything herein to the contrary:

(a) Information Rights. The rights of an Investor under Section 1 hereof may be assigned only to an Affiliate (as defined below) of such Investor who acquires from such Investor (or such Investor’s permitted assigns) at least that minimum number of shares of Senior Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock described in Section 1.1 hereof. Any other purported assignment of the rights of an Investor under Section 1 shall be null and void. “Affiliate” shall mean with respect to any specified Person, or any other Person who or which, directly or indirectly, controls, is controlled by, or is under common control with such Person including without limitation any general partner, managing partner, managing member or majority shareholder of such Person or any venture capital fund now or hereafter existing that is controlled by one or more general partners or managing members of, or shares the same management company with, such Person. “Person” means any individual, corporation, partnership, trust, limited liability company, association or other entity.

(b) Registration Rights. The registration rights of a Holder under Section 2 hereof may be assigned only to a party who acquires at least 1,800,000 shares of Senior Stock issued under the Series B Agreement, the Series C Agreement, the Series D Agreement, the Series E Agreement, Series F Agreement or the Series G Agreement and/or an equivalent number (on an as-converted basis) of Registrable Securities issued upon conversion thereof; provided, however that no party may be assigned any of the foregoing rights unless the Company is given written notice by the assigning party at the time of such assignment stating the name and address of the assignee and identifying the securities of the Company as to which the rights in question are being assigned; provided further, that any such assignee of such rights is not deemed by the Board of Directors of the Company, in its reasonable judgment, to be a competitor of the Company; and provided further that any such assignee shall receive such assigned rights subject to all the terms and conditions of this Agreement, including without limitation the provisions of this Section 5.

(c) Right of First Refusal. The rights of an Investor under Section 3 hereof may be assigned only to an Affiliate of such Investor who acquires from such Investor (or such Investor’s permitted assigns) at least that minimum number of shares of Senior Stock and/or an equivalent number (on an as-converted basis) of shares of Conversion Stock described in Section 1.1 hereof. Any other purported assignment of the rights of an Investor under Section 3 shall be null and void.

5.2 Amendment and Waiver of Rights. Any provision of this Agreement may be amended and the observance thereof may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Investors (and/or any of their permitted successors or assigns) holding shares of Senior Stock and/or Conversion Stock representing a majority of the Registrable Securities, provided, that any amendment that by its terms treats any Investor in a materially adverse manner that is different than any other Investor will require the separate approval of such Investor. Any amendment or waiver effected in accordance with this Section 5.2 shall be binding upon each Investor, each Holder, each permitted successor or assignee of such Investor or Holder and the Company.

6. GENERAL PROVISIONS.

6.1 Notices. Any and all notices required or permitted to be given to a party pursuant to the provisions of this Agreement will be in writing and will be effective and deemed to provide such party sufficient notice under this Agreement on the earliest of the following: (i) at the time of personal delivery, if delivery is in person; (ii) at the time of transmission by facsimile, addressed to the other party at its facsimile number specified herein (or hereafter modified by subsequent notice to the parties hereto), with confirmation of receipt made by both telephone and printed confirmation sheet verifying successful transmission of the facsimile; (iii) one (1) business day after deposit with an express overnight courier for United States deliveries, or two (2) business days after such deposit for deliveries outside of the United States, with proof of delivery from the courier requested; or (iv) three (3) business days after deposit in the United States mail by certified mail (return receipt requested) for United States deliveries.

All notices for delivery outside the United States will be sent by facsimile or by express courier. Notices by facsimile shall be machine verified as received. All notices not delivered personally or by facsimile will be sent with postage and/or other charges prepaid and properly addressed to the party to be notified at the address or facsimile number as follows, or at such other address or facsimile number as such other party may designate by one of the indicated means of notice herein to the other parties hereto as follows:

(a) if to an Investor, at such Investor’s address or facsimile number set forth on Exhibit A hereto, with a copy to, in the case the Investor is a holder of Series C Stock, Gunderson Dettmer Stough Villeneuve Franklin & Hachigian, 850 Winter Street, Waltham, MA 02451, Attention: Jay Hachigian, in the case the Investor is a holder of Series D Stock, Benchmark Capital, 2480 Sand Hill Road, Suite 200, Menlo Park, CA 94025, Attention: Steve Spurlock, Esq., in the case the Investor is a holder of Series E Stock, Lowenstein Sandler PC, 1251 Avenue of the Americas, New York, NY 10020, Attention: Edward M. Zimmerman, Esq., and in the case the Investor is a holder of Series F Stock, Orrick, Herrington & Sutcliffe LLP, 1000 Marsh Road, Menlo Park, CA 94025, Attention: Mitchell Zuklie, Esq. and in the case the Investor is a holder of Series G Stock, Goodwin Procter LLP, 901 New York Avenue, N.W., Washington, DC 20001, Attention: James A. Hutchinson, Esq. and O’Melveny & Myers LLP, 2765 Sand Hill Road, Menlo Park, CA 94025, Attention: Paul Sieben, Esq.;

(b) if to the Company, marked “Attention: General Counsel”, at 795 Folsom Street, Suite 600, San Francisco, California 94107, with a copy to Fenwick & West LLP, Silicon Valley Center, 801 California Street, Mountain View, CA 94041, Attention Ted Wang, Esq.

6.2 Entire Agreement. This Agreement and the documents referred to herein, together with all the Exhibits hereto, constitute the entire agreement and understanding of the parties with respect to the subject matter of this Agreement, and supersede any and all prior understandings and agreements, whether oral or written, between or among the parties hereto with respect to the specific subject matter hereof.

6.3 Governing Law. This Agreement will be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to that body of laws pertaining to conflict of laws.

6.4 Severability. If any provision of this Agreement is determined by any court or arbitrator of competent jurisdiction to be invalid, illegal or unenforceable in any respect, such provision will be enforced to the maximum extent possible given the intent of the parties hereto. If such clause or provision cannot be so enforced, such provision shall be stricken from this Agreement and the remainder of this Agreement shall be enforced as if such invalid, illegal or unenforceable clause or provision had (to the extent not enforceable) never been contained in this Agreement. Notwithstanding the forgoing, if the value of this Agreement based upon the substantial benefit of the bargain for any party is materially impaired, which determination as made by the presiding court or arbitrator of competent jurisdiction shall be binding, then both parties agree to substitute such provision(s) through good faith negotiations.

6.5 Third Parties. Nothing in this Agreement, express or implied, is intended to confer upon any person, other than the parties hereto and their successors and assigns, any rights or remedies under or by reason of this Agreement.

6.6 Successors And Assigns. Subject to the provisions of Section 5.1, this Agreement, and the rights and obligations of the parties hereunder, will be binding upon and inure to the benefit of their respective successors, assigns, heirs, executors, administrators and legal representatives.

6.7 Titles and Headings. The titles, captions and headings of this Agreement are included for ease of reference only and will be disregarded in interpreting or construing this Agreement. Unless otherwise specifically stated, all references herein to “sections” and “exhibits” will mean “sections” and “exhibits” to this Agreement.

6.8 Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered will be deemed an original, and all of which together shall constitute one and the same agreement.

6.9 Costs and Attorneys’ Fees. In the event that any action, suit or other proceeding is instituted concerning or arising out of this Agreement or any transaction contemplated hereunder, the prevailing party shall recover all of such party’s costs and attorneys’ fees incurred in each such action, suit or other proceeding, including any and all appeals or petitions therefrom.

6.10 Adjustments for Stock Splits, Etc. Wherever in this Agreement there is a reference to a specific number of shares of Common Stock or Preferred Stock of the Company of any class or series, then, upon the occurrence of any subdivision, combination or stock dividend of such class or series of stock following the date hereof, the specific number of shares so referenced in this Agreement shall automatically be proportionally adjusted to reflect the affect on the outstanding shares of such class or series of stock by such subdivision, combination or stock dividend.

6.11 Further Assurances. The parties agree to execute such further documents and instruments and to take such further actions as may be reasonably necessary to carry out the purposes and intent of this Agreement.

6.12 Facsimile Signatures. This Agreement may be executed and delivered by facsimile and upon such delivery the facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other party.

6.13 Aggregation of Stock. All shares of Registrable Securities held or acquired by affiliated entities (including affiliated venture capital funds) or, solely in the case of Series E Stock and Series G Stock, Registrable Securities held or acquired by entities managed by a common investment adviser shall be aggregated together for the purpose of determining the availability of any rights under this Agreement.

6.14 Delays or Omissions. It is agreed that no delay or omission to exercise any right, power, or remedy accruing to any party, upon any breach, default or noncompliance by another party under this Agreement shall impair any such right, power, or remedy, nor shall it be construed to be a waiver of any such breach, default or noncompliance, or any acquiescence therein, or of any similar breach, default or noncompliance thereafter occurring. It is further agreed that any waiver, permit, consent, or approval of any kind or character on any party’s part of any breach, default or noncompliance under the Agreement or any waiver on such party’s part of any provisions or conditions of this Agreement must be in writing and shall be effective only to the extent specifically set forth in such writing. All remedies, either under this Agreement, by law, or otherwise afforded to any party, shall be cumulative and not alternative.

6.15 Prior Rights Agreement Amended and Restated. Pursuant to Section 5.2 of the Prior Rights Agreement, the undersigned parties who are parties to such Prior Rights Agreement hereby amend and restate the Prior Rights Agreement to read in its entirety as set forth in this Agreement, all with the intent and effect that the Prior Rights Agreement shall hereby be waived and entirely replaced and superseded by this Agreement. For avoidance of doubt, any and all rights under Section 3.1 are waived with respect to the Series G Stock issued pursuant to the Series G Agreement.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.

THE COMPANY:

Name:	/s/ Richard Costolo

By:	Richard Costolo

Title:	CEO

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.

INVESTORS:

DST GLOBAL II, L.P.

By:	DST MANAGERS LIMITED,
Its:	General Partner

By:	/s/ Sean Hogan
Name: Sean Hogan
Title: Director

DST INVESTMENTS 3 LIMITED

By:	/s/ Stephen Conran
Name: Stephen Conran
Title: Director

DST INVESTMENTS 3 LIMITED

By:	/s/ Brett Armitage
Name: Brett Armitage
Title: Director

DST INVESTMENTS IV, L.P.

By:	/s/ Sean Hogan
Name: Sean Hogan
Title: Director

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.

INVESTORS:

COMPLIANCE MATTER SERVICES, LLC

By: RTLC Management III, LLC, its Manager

By:	/s/ Suhail Rizvi
Name: Suhail Rizvi
Title: Its Managing Director

RTLC II, LLC

By: RTLC Management III, LLC, its Manager

By:	/s/ Suhail Rizvi
Name: Suhail Rizvi
Title: Its Managing Director

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.

INVESTORS:

T. ROWE PRICE ASSOCIATES, INC., Investment Adviser

For and on Behalf of its Investment Advisory Accounts on

Attachment A, listed below:

T. Rowe Price New America Growth Fund

T. Rowe Price New America Growth Portfolio

By:	/s/ Curt Organt

Name:	Curt Organt

Title:	VP

T. ROWE PRICE ASSOCIATES, INC., Investment Adviser

For and on Behalf of its Investment Advisory Accounts on

Attachment A, listed below:

T. Rowe Price Growth Stock Fund, Inc.

JNL Series Trust — JNL/T. Rowe Price Established Growth Fund

Seasons Series Trust — Stock Portfolio

ING Partners, Inc. — ING T. Rowe Price Growth Equity Portfolio

Metropolitan Series Fund, Inc. — T. Rowe Price Large Cap Growth Portfolio

Thrivent Series Fund, Inc. — Thrivent Partner Growth Stock Portfolio

Lincoln Variable Insurance Products Trust — LVIP T. Rowe Price Growth Stock Fund

Optimum Fund Trust — Optimum Large Cap Growth Fund

Penn Series Funds, Inc. — Large Growth Stock Fund

ConAgra Foods, Inc. Master Trust Agreement for Defined Benefit Plans

T. Rowe Price Growth Stock Trust

Sony Master Trust

The East Bay Municipal Utility District Employees Retirement System

Advantus Capital Management, Inc. — Minnesota Life Insurance Company

Savings Board of the NFL Player Second Career Savings Plan

Prudential Retirement Insurance and Annuity Company

By:	/s/ Paul R. Bartolo

Name:	Paul R. Bartolo

Title:	VP

T. Rowe Price Associates, Inc.

100 East Pratt Street

Baltimore, MD 21202

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.

INVESTORS:

BENCHMARK CAPITAL PARTNERS VI, L.P.

as nominee for

Benchmark Capital Partners VI, L.P.,

Benchmark Founders’ Fund VI, L.P., and

Benchmark Founders’ Fund VI-B, L.P.

and related individuals

By: Benchmark Capital Management Co. VI, L.L.C.

Its:  General Partner

By:	/s/ Steven M. Spurlock
Managing Member

Address:	2480 Sand Hill Road, Suite 200
Menlo Park, CA 94025

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.

INVESTORS:

INSIGHT VENTURE PARTNERS VI, L.P.
By:	Insight Venture Associates VI, L.P.,
Its: General Partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Attorney-in-fact

INSIGHT VENTURE PARTNERS (CAYMAN) VI, L.P.

By: Insight Venture Associates VI, L.P.,

Its: General Partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Attorney-in-fact

INSIGHT VENTURE PARTNERS VI (CO-INVESTORS), L.P.

By: Insight Venture Associates VI, L.P.,

Its: General Partner

By:	/s/ Blair M. Flicker
Name: Blair M. Flicker
Title: Attorney-in-fact

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.

INVESTORS:

INSTITUTIONAL VENTURE PARTNERS XII, L.P.

By: Institutional Venture Management XII LLC

Its: General Partner

By:	[illegible]
Managing Director

Address:	3000 Sand Hill Road
Building 2, Suite 250
Menlo Park, CA 94025

KPCB Holdings Inc., as nominee

Name:	/s/ Eric J. Keller

By:	Eric J. Keller

Title:	President

SPARK CAPITAL II, L.P.

SPARK CAPITAL FOUNDERS’ FUND II, L.P.

By:		Spark Management Partners II, LLC
their General Partner

By:		/s/ Bijan Sabet
Managing Member
	Address:	137 Newbury Street, 8th Floor
Boston, MA 02116
Phone: (617) 830-2000
Fax: (617) 830-2001

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

IN WITNESS WHEREOF, the parties hereto have executed this Amended and Restated Investors’ Rights Agreement as of the date and year first written above.

INVESTORS:

T. ROWE PRICE ASSOCIATES, INC., Investment Adviser

For and on Behalf of its Advisory Accounts Below:

T. Rowe Price New Horizons Fund. Inc. (7001)

T. Rowe Price New Horizons Trust (4679)

T. Rowe Price U.S. Equities Trust (7JX4)

T. Rowe Price Global Technology Fund, Inc. (7012)

T. Rowe Price Science & Technology Fund, Inc. (7030)

TD Mutual Funds – TD Science & Technology Fund (3384)

VALIC Company I – Science & Technology Fund (3422)

John Hancock Trust – Science & Technology Trust (3608)

By:	/s/ J. David Wagner	By:	/s/ Ken Allen
	Name: J. David Wagner		Name: Ken Allen
	Title: Vice President		Title: VP

By:	/s/ David Eiswert
Name: David Eiswert
Title: VP

UNION SQUARE VENTURES 2004, L.P.
By:	Union Square GP 2004, L.L.C.

By:	/s/ Fred Wilson
Name: Fred Wilson
Title: Managing Member

UNION SQUARE PRINCIPLES 2004, L.L.C.

By:	/s/ Fred Wilson
Name: Fred Wilson
Title: Managing Member

SIGNATURE PAGE TO AMENDED AND RESTATED INVESTORS’ RIGHTS AGREEMENT

EXHIBIT A

List of Investors

Name
DST Global II
DST Investments 3
DST Investments IV, L.P.
RTLC II, LLC
Compliance Matter Services, LLC
T. ROWE PRICE NEW AMERICA GROWTH FUND (7018) Nominee Name – HeadMost & Co.
T. ROWE PRICE NEW AMERICA GROWTH PORTFOLIO (70D2) Nominee Name – Footpath & Co.
T. ROWE PRICE GROWTH STOCK FUND, INC. (7B04) Nominee Name – Eye & Co.
JNL Series Trust - JNL/T. Rowe Price Established Growth Fund (3488) Nominee Name – Cudd & Co.
Seasons Series Trust – Stock Portfolio (3652) Nominee Name – Greatsail & Co.
ING Partners, Inc. - ING T. Rowe Price Growth Equity Portfolio (3704) Nominee Name – Hare & Co.
Metropolitan Series Fund, Inc. - T. Rowe Price Large Cap Growth Portfolio (3817) Nominee Name – Plankship & Co.
Thrivent Series Fund, Inc. - Thrivent Partner Growth Stock Portfolio (4097) Nominee Name – Watchwale & Co.
Lincoln Variable Insurance Products Trust - LVIP T. Rowe Price Growth Stock Fund (4232) Nominee Name – Mac & Co.
Optimum Fund Trust – Optimum Large Cap Growth Fund (4260) Nominee Name – Mac & Co.
Penn Series Funds, Inc. – Large Growth Stock Fund (4357) Nominee Name – Hare & Co.
ConAgra Foods, Inc. Master Trust Agreement for Defined Benefit Plans (4364) Nominee Name – Speedlight & Co.

Name
T. Rowe Price Growth Stock Trust (4682) Nominee Name – Hare & Co.
Sony Master Trust (4770) Nominee Name – Booth & Co.
The East Bay Municipal Utility District Employees Retirement System (4838) Nominee Name – Booth & Co.
Advantus Capital Management, Inc. - Minnesota Life Insurance Company (4990) Nominee Name – AdmiralBlade & Co.
Savings Board of the NFL Player Second Career Savings Plan (5048) Nominee Name – Mac & Co.
Prudential Retirement Insurance and Annuity Company (5058) Nominee Name – IFTCO
KPCB Holdings Inc., as nominee
Insight Venture Partners VI, L.P.
Insight Venture Partners (Cayman) VI, L.P.
Insight Venture Partners (Co- Investors), L.P.
T. Rowe Price New Horizons Fund, Inc (7001) Nominee Name: Bridge & Co.
T. Rowe Price New Horizons Trust (4679) Nominee Name: Hare & Co.
T. Rowe Price U.S. Equities Trust (7JX4) Nominee Name: Icecold & Co.
T. Rowe Price Global Technology Fund, Inc. (70I2) Nominee Name: Mildship & Co.
T. Rowe Price Science & Technology Fund, Inc. (7030) Nominee Name: Bridgesail & Co.
TD Mutual Funds – TD Science & Technology Fund (3384) Nominee Name: Mac & Co.
VALIC Company I – Science & Technology Fund (3422) Nominee Name: Handrail & Co.
John Hancock Trust – Science & Technology Trust (3608)
Morgan Stanley Institutional Fund, Inc. – Small Company Growth Portfolio
Morgan Stanley Special Growth Fund c/o Morgan Stanley Investment Management
Nationwide Variable Insurance Trust – NVIT Multi-Manager Small Company Fund

Name
Transamerica Funds – Transamerica Van Kampen Small Company Growth
The Universal Institutional Funds, Inc. – Small Company Growth Portfolio
Bell Atlantic Master Trust
Morgan Stanley Investment Management Small Company Growth Trust
Sequoia Capital XII
Sequoia Capital XII Principals Fund
Sequoia Technology Partners XII
Harrison Metal Capital I, LP
Tuna Investments, LLC
Gee Living Trust
Motwani-Jadeja Family Trust
Asha S. Jadeja, as Trustee of the Motwani-Jadeja Marital Trust UAD January 30, 2004
The Board of Trustees of the Leland Stanford Junior University (SEVF II)
Blue Room Investments
WS Investment Company, LLC (2008A)
Orrick Investments 2008 LLC
Mitchell Zuklie
Reid Hoffman and Michelle Yee, Trustees of the Reid Hoffman and Michelle Yee Living Trust dated October 27, 2009
Benchmark Capital Partners VI, L.P.
Institutional Venture Partners XII, L.P.
GC&H Investments, LLC
Spark Capital II, L.P.
Spark Capital Founders’ Fund II, L.P.
Union Square Ventures 2004, L.P.
Union Square Principals 2004, L.L.C.
DG Incubation, Inc.
Explore Holdings LLC
Charles River Partnership XIII, LP
Charles River Friends XIII-A, LP
J.P. Morgan Trust Company, N.A. and Marc L. Andreessen Trustees of the Andreessen 1996 Living Trust
RC Chirp Fund LLC
Christopher Sacca

Name
C Level LLC
IRA Rollover Account FBO Robert Gregory Kidd
Roth IRA Account FBO Robert Gregory Kidd
Hong Ge
Karen Gifford and Rajesh Desai
Jennifer Strumwasser
Ronald & Gayle Conway as Trustees of the Conway Family Trust Dated 9/25/96
Brian J. Pokorny
The Hit Forge L.P.
Greg Yaitanes, Trustee of the Gregory & Eugenia Yaitanes Family Trust dated 11/11/08
F&W Investments LLC - Series 2007
Box Corse LLC
The Litchfield Co., LLC
Jeffrey Pulver
Mike Maples, Jr.
Rebecca Kidd
Steve Anderson
Mark Pincus
Mark D. Kingdon
Evan Williams
Gregory S. Pass
Abdur Chowdhury
Ajaipal S. Virdy
Eric Jensen and Emily Moyer Revocable Trust
BetaWorks Studio, LLC
Roger Richter
James Davidson
Passport Ventures, LLC
Tim Webb
Gerald Campbell
Beagle Limited
SVB Capital Partners II, L.P.
Pipio Associates I, LLC
Pipio Associates II, LLC

Name
Lowercase Industry Fund, LLC
Lowercase Ventures Fund I, L.P.
Lowercase 140, L.P.
Institutional Associates Fund, LLC
Jacqueline Barth
Compliance Matter Services, LLC
Tali Capital Advisors LLC
SV Angel II-Q, L.P.
Craig A. T. Jones
Ludmila Koltun
Christopher Conway
Daniel Conway
Michael Parness
Milennium Technology Value Partners, L.P.
Face-Off Partners II, LLC
Iliad Investment Fund LP